Execution Copy

Exhibit 4.1

PROSPER MARKETPLACE, INC.

AMENDMENT TO AMENDED AND RESTATED

2005 STOCK PLAN

This Amendment (this “Amendment”) to the Amended and Restated Prosper Marketplace, Inc. 2005 Stock Plan (the “Plan”) is made effective as of May 15, 2014.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

WHEREAS, in accordance with Section 13 of the Plan, the Company desires to adjust the maximum aggregate number of Shares that may be issued under the Plan from 12,634,791 Shares to 14,195,255 Shares.

WHEREAS, this Amendment has received the requisite approval of the Compensation Committee.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.  The first paragraph of Section 3 of the Plan is hereby amended to read in its entirety as follows:

3.            Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be subject to Options or Stock Purchase Rights and sold under the Plan is 14,195,255 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

2.  Except as specifically amended hereby, the Plan shall continue in full force and effect and is hereby ratified and affirmed.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

PROSPER MARKETPLACE, INC.

By: /s/ Aaron Vermut
Aaron Vermut

Chief Executive Officer